Exhibit 99.1

PSB Announces Quarterly Earnings of $.69 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced December 2008 quarterly earnings of $.69 per share on net income of $1,059,000, down from $.85 per share on net income of $1,312,000 in the December 2007 quarter.  Mr. Knitt also announced earnings of $2.13 per share on net income of $3,301,000 for the year ended December 31, 2008 compared to $2.64 per share on net income of $4,140,000 during 2007.

The decline in 2008 net income was due to a $991,000 write down of PSB’s investment in Federal National Mortgage Association (“FNMA”) preferred stock during the September 2008 quarter to recognize permanent impairment to its original cost basis, which reduced net income by $600,000 after tax benefits.  During 2007, PSB recognized a $200,000 decrease in income tax expense from a Tax Court victory but also incurred costs related to a severance agreement with a former executive officer.  The following table outlines the after-tax impact of these special items to net income and earnings per share in 2008 and 2007:

	Three months ended		Year ended
Periods ended December 31, 2008	$000s	per share	$000s	per share

Net income as reported	$1,059	$ 0.69	$3,301	$ 2.13

Loss on write-down of FNMA preferred stock	–	–	600	0.39

Pro-forma net income	$1,059	$ 0.69	$3,901	$ 2.52

	Three months ended		Year ended
Periods ended December 31, 2007	$000s	per share	$000s	per share

Net income as reported	$1,312	$ 0.85	$4,140	$ 2.64

Cost of employee severance benefit	61	$ 0.04	61	0.04
Favorable Tax Court decision	(200)	$ (0.13)	(200)	(0.13)

Pro-forma net income	$1,173	$ 0.76	$4,001	$ 2.55

During the year, assets grew $36.3 million, or 6.8%, to $570.5 million at December 31, 2008.  Loans also increased $37.5 million, or 9.7% to $424.6 million at December 31, 2008, which was driven by origination of commercial purpose loans in PSB’s local market area.  Residential mortgage loans serviced by PSB for others increased $15.0 million, or 8.7%, to $185.9 million during 2008.  President Knitt noted, “We are proud to support the credit needs of local customers during difficult economic times.  For over 45 years, Peoples has sought to help customers meet their business and personal goals in both good times and bad.”

Return on average assets and average equity was .75% and 10.90%, respectively, during the quarter ended December 31, 2008.  Return on average assets and average equity was 1.00% and 14.44%, respectively, during the quarter ended December 31, 2007.  Excluding the prior year Tax Court decision reduction to tax expense and the cost of the employee severance benefit, return on average assets and average equity would have been .89% and 12.91%, respectively, during the December 2007 quarter.

Return on average assets and average equity was .61% and 8.63%, respectively, during the year ended December 31, 2008.  Return on average assets and average equity was .82% and 11.79%, respectively during the year ended December 31, 2007.  Excluding the 2008 FNMA preferred stock write-down and the prior year Tax Court decision reduction to tax expense and cost of the employee severance benefit, return on average assets would have been .72% and .79% during 2008 and 2007, respectively, and return on average equity would have been 10.20% and 11.39% during 2008 and 2007, respectively.

Balance Sheet Growth

Total assets were $570.5 million at December 31, 2008 compared to $534.2 million at December 31, 2007.  Net loans receivable were $424.6 million at December 31, 2008 compared to $387.1 million at December 31, 2007.  Commercial loans (including commercial real estate loans) increased $43.3 million or 15.5% during 2008, while residential mortgage loans held for investment declined $5.4 million, or 5.0%, as some borrowers refinanced into the secondary market.

Total deposits at December 31, 2008 were $427.8 million compared to $402.0 million at December 31, 2007, an increase of $25.8 million, or 6.4%.  Local deposits grew $11.6 million, or 3.3%, to $363.0 million during the year, with the remaining $14.2 million of deposit growth seen in wholesale brokered deposits.  All wholesale funding, including brokered deposits, FHLB advances, and other borrowings grew $21.4 million, or 15.9%, to $155.5 million during 2008.  Wholesale funding to total assets was 27.3% and 25.1% at December 31, 2008, and 2007, respectively.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $330,000 in the December 2008 quarter and $885,000 during the year ended December 31, 2008 compared to $120,000 in the December 2007 quarter and $480,000 during the year ended December 31, 2007.  The provision for loan losses was increased during 2008 to provide initial reserves recorded on new growth in commercial loans held for investment, and to recognize a general deterioration in existing commercial portfolio credit quality and decreased payment ability of a large problem loan relationship.  Net charge-offs were .05% and .03% of average loans during the years ended December 31, 2008 and 2007, respectively.  At December 31, 2008, the allowance for loan losses was $5,521,000, or 1.28% of total loans compared to $4,850,000, or 1.24% of loans at December 31, 2007.

Nonperforming assets increased at December 31, 2008 to $11.9 million, compared to $11.6 million at September 30, 2008, and $4.5 million at December 31, 2007.  The increase since December 31, 2007 was due primarily to addition of a $5.5 million loan receivable whose source of future principal and interest payments must come from sale of the recreation/land development collateral or another valuable asset of the borrower under the terms of unlimited individual guarantees.  Excluding this large loan, nonperforming assets would have been $6.3 million at December 31, 2008, or 1.11% of total assets, compared to 1.09% of total assets at September 30, 2008, and .83% of total assets at December 31, 2007.

PSB believes it will recover all principal due on the large $5.5 million loan based on the terms of a collateral appraisal obtained in June 2008, but did maintain a specific reserve for loss totaling $200,000 at December 31, 2008.  PSB initiated foreclosure proceedings on the collateral, which is currently in the redemption period made available to borrowers under law.

Excluding the $5.5 million nonperforming loan noted above, at December 31, 2008, PSB’s internal credit grading system identified 14 separate loan relationships totaling $1.8 million against which $610,000 in specific loan loss reserves were recorded.  Again excluding the $5.5 million loan, during the prior quarter ended September 30, 2008, the internal review identified 13 separate loan relationships totaling $2.0 million against which $682,000 in specific loan loss reserves were recorded.

During 2008, PSB experienced an increase in nonperforming assets from a general deterioration of economic conditions.  PSB does not believe it has any undue geographic, industry, or real estate/land development concentrations which carry significant loss exposure.  Existing non-performing loans are spread over many different borrowers and industries.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make substantially all required payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	December 31,
(dollars in thousands)	2008	2007

Nonaccrual loans	$10,590	$3,144
Accruing loans past due 90 days or more	–	–
Restructured loans not on nonaccrual	748	653

Total nonperforming loans	11,338	3,797
Foreclosed assets	521	653

Total nonperforming assets	$11,859	$4,450

Nonperforming loans as a % of gross loans	2.64%	0.97%
Total nonperforming assets as a % of total assets	2.08%	0.83%

Capital and Liquidity

During 2008, asset growth outpaced PSB’s retained earnings growth, decreasing the average tangible stockholders’ equity ratio from 6.92% of total assets during the December 2007 quarter to 6.87% of assets during the December 2008 quarter.  During the year ended December 31, 2008, PSB faced increased regulatory capital needs to support new commercial loan growth.  To retain “well capitalized” status under banking regulation, Peoples State Bank’s total risk adjusted capital ratio must be greater than 10%.  At December 31, 2008, Peoples’ risk adjusted capital ratio was approximately 10.50% compared to 11.18% at December 31, 2007.

President Knitt noted, “We continue to see growth potential that will require increased capital during 2009.  However, current bank capital investment markets have significantly increased the cost of capital and reduced its availability.  Therefore, the Company applied during 2008 to sell up to $14 million of preferred stock as part of the U.S. Treasury’s TARP Capital Purchase Program and received authorization of a required new class of preferred stock from PSB shareholders at their December 12, 2008 special meeting.  We continue to consider the potential Treasury capital to be issued at reasonable cost under current capital market conditions but have not yet received approval of our application.  Although we have not yet received approval, we fully expect to be accepted into the program as the Treasury systematically contacts the many banks applying for capital.”

PSB net book value per share was $25.82 at December 31, 2008, an increase of 8.9% over net book value per share of $23.70 at December 31, 2007.  During the year ended December 31, 2008, PSB declared cash dividends of $.68 per share representing 31.9% of earnings, compared with 2007 cash dividends of $.66 per share representing 24.8% of earnings.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At December 31, 2008, unused (but available) wholesale funding was approximately $118 million, or 21% of total assets, compared to $130 million, or 24% of total assets, at December 31, 2007.  The reduction in wholesale funding availability during 2008 was due primarily to greater use of FHLB advances secured by residential mortgage loans and growth in brokered certificates of deposit.  During December 2008, PSB increased its Federal Reserve Discount Window borrowing capacity from $10 million to $43 million and intends to pledge existing unencumbered commercial real estate loans held for investment against this line.  Uncollateralized Discount Window borrowing capacity is not reported as unused but available wholesale funds above.  Therefore, approval by the Federal Reserve of PSB’s pledge of commercial loans against the higher Discount Window line of credit will substantially increase the amount of wholesale funds unused and available during 2009.  Discount Window advances are expected to provide both emergency liquidity (as needed) as well as low cost funding for growth of adjustable rate loans held for investment.

Net Interest Margin

Tax adjusted net interest income totaled $4,005,000 in the December 2008 quarter compared to $3,841,000 in the December 2007 quarter, an increase of $164,000, or 4.3%.  During the year ended December 31, 2008, tax adjusted net interest income totaled $15,253,000 compared to $14,896,000 during 2007, an increase of $357,000, or 2.4%.  Although tax adjusted net interest margin increased during the December 2008 quarter compared to the most recent September quarter, 2008 saw consistently lower net margins compared to last year, which tempered the benefit to net income from increased asset growth.

Tax adjusted net interest margin was 3.02% during the December 2008 quarter compared to 2.84% during the recent September 2008 quarter and 3.11% during the December 2007 quarter.  In the most recent quarter, net margin increased as loan and other earning asset yields remained steady at 5.78% while average funding costs declined from 3.33% to 3.14%.  A decline in money market and certificate of deposit rates led to the lower funding cost in the quarter.  During the year ended December 31, 2008, tax adjusted net margin was 2.98% compared to 3.12% during 2007, as loan yields fell 91 basis points but deposits costs declined only 81 basis points.  An increase in average nonaccrual loan principal of $3.3 million, or 96%, during 2008 decreased loan yields by an estimated 4 basis points compared to 2007. PSB expects net interest margin to remain near current levels during 2009 as investment yields and floating rate loan coupons remain at historical lows and wholesale funding is expected to fund a significant portion of potential loan growth.

Noninterest and Fee Income

Total noninterest income for the quarter ended December 31, 2008 was $1,090,000 compared to $935,000 earned during the December 2007 quarter.  During the year ended December 31, 2008, noninterest income was $3,207,000 compared to $3,704,000 in 2007.  During 2008, PSB recorded a $991,000 charge to recognize permanent impairment in value of its investment in FNMA preferred stock.  If this loss was excluded, total noninterest income during the year ended December 31, 2008 would have been $4,198,000, an increase of $494,000, or 13.3%, over the prior year.

During 2008, service fees increased $250,000 from an increase in the per item overdraft fee and expansion of PSB’s Overdraft Defender product (which pays customer drafts of insufficient funds in exchange for the overdraft fee).  Overdraft Defender losses from write-off of overdrafted accounts are recorded as other noninterest expense and increased $74,000 during 2008 compared to 2007.  Increased mortgage banking fees of $169,000 offset a $132,000 decline in retail investment sales commissions during 2008 compared to 2007.  Lastly, noninterest income improved from an increase in cash surrender value of life insurance of $99,000 and increased debit card interchange fees of $166,000 driven by customer use of PSB’s Reward Checking product.

Operating Expenses

Total noninterest expenses increased $164,000, or 5.5%, during the December 2008 quarter to $3,135,000 compared to total noninterest expenses of $2,971,000 during the December 2007 quarter.  Salaries and employee benefits decreased $111,000 during the December 2008 quarter compared to the prior year’s quarter due to $100,000 of severance expense recorded in the prior year.  Absent the 2007 severance expense, wages and benefits decreased .7% during the December 2008 quarter compared to the December 2007 quarter.

For the year ended December 31, 2008, total noninterest expense was $12,589,000, compared to $11,952,000 in 2007, an increase of $637,000, or 5.3%.  Wages and benefits were $6,844,000 during 2008, compared to $6,821,000 in 2007 absent the $100,000 severance expense.  Occupancy expenses increased $75,000, or 4.0%, primarily from increased utility and maintenance costs in addition to higher property taxes.

Data processing costs totaled $962,000 during 2008 and increased by $166,000, or 20.9%, compared to 2007.  The increased costs were due to an upgrade of PSB’s computer network infrastructure, fees paid to the vendor used to process Peoples Rewards Checking account activity and general software maintenance fee increases.  FDIC deposit insurance premiums increased $238,000, to $284,000, six times the level of expense during 2007 due to industry wide FDIC assessment increases.  PSB will continue to incur higher deposit insurance premiums during 2009.

Legal and professional fees increased $129,000 during 2008 compared to the prior year, due to several one-time factors including strategic planning, review of bank wide governance and compensation plans, shareholder special meeting and capital raising considerations, and costs related to foreclosure actions.  The majority of these costs are not expected to recur during 2009.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under “Forward - Looking Statements” in Item 1 and “Risk Factors” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2007.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
		Quarter ended – Unaudited
	December 31	September 30,	June 30,	March 31,	December 31
Earnings and dividends:	2008	2008	2008	2008	2007

Net income	$ 1,059	$ 221	$ 1,019	$ 1,002	$ 1,312
Basic earnings per share(3)	$ 0.69	$ 0.14	$ 0.66	$ 0.65	$ 0.85
Diluted earnings per share(3)	$ 0.69	$ 0.14	$ 0.66	$ 0.65	$ 0.85
Dividends declared per share(3)	$ 0.34	$ –	$ 0.34	$ –	$ 0.33
Net book value per share	$ 25.82	$ 24.78	$ 24.14	$ 25.02	$ 23.70
Semi-annual dividend payout ratio	41.12%	n/a	26.13%	n/a	21.86%
Average common shares outstanding	1,548,898	1,548,898	1,548,898	1,548,855	1,544,855

Balance sheet – average balances:

Loans receivable, net of allowances	$ 415,468	$ 405,578	$ 396,635	$ 383,456	$ 384,069
Total assets	$ 559,932	$ 551,077	$ 539,020	$ 525,605	$ 520,098
Deposits	$ 420,856	$ 413,848	$ 397,092	$ 392,616	$ 395,148
Stockholders’ equity	$ 38,668	$ 37,884	$ 38,729	$ 37,627	$ 36,044

Performance ratios:

Return on average assets(1)	0.75%	0.16%	0.76%	0.77%	1.00%
Return on avg. stockholders’ equity(1)	10.90%	2.32%	10.58%	10.71%	14.44%
Average tangible stockholders' equity
to average assets(4)	6.87%	6.91%	6.99%	7.00%	6.92%
Net loan charge-offs to average loans(1)	0.10%	0.04%	0.05%	0.03%	0.10%
Nonperforming loans to gross loans	2.64%	2.58%	1.24%	1.23%	0.97%
Allowance for loan loss to gross loans	1.28%	1.25%	1.24%	1.27%	1.24%
Net interest rate margin(1)(2)	3.02%	2.84%	2.99%	3.05%	3.11%
Net interest rate spread(1)(2)	2.64%	2.45%	2.57%	2.61%	2.60%
Service fee revenue as a percent of
average demand deposits(1)	3.01%	3.13%	3.25%	3.11%	2.89%
Noninterest income as a percent
of gross revenue	12.78%	0.29%	12.57%	11.73%	10.35%
Efficiency ratio(2)	61.53%	85.70%	64.71%	65.15%	62.21%
Noninterest expenses to avg. assets(1)	2.23%	2.31%	2.34%	2.39%	2.27%

Stock price information:

High	$ 20.75	$ 25.75	$ 26.65	$ 26.65	$ 27.25
Low	$ 14.40	$ 22.50	$ 24.00	$ 22.00	$ 25.05
Market value at quarter-end	$ 14.40	$ 22.50	$ 24.85	$ 25.25	$ 26.00

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data – unaudited)	2008	2007	2008	2007

Interest and dividend income:
Loans, including fees	$ 6,257	$ 6,935	$ 25,107	$ 27,283
Securities:
Taxable	814	805	3,325	2,665
Tax-exempt	345	324	1,366	1,276
Other interest and dividends	21	37	109	333

Total interest and dividend income	7,437	8,101	29,907	31,557

Interest expense:
Deposits	2,685	3,473	11,602	13,905
FHLB advances	648	645	2,541	2,490
Other borrowings	202	221	903	573
Junior subordinated debentures	114	114	454	454

Total interest expense	3,649	4,453	15,500	17,422

Net interest income	3,788	3,648	14,407	14,135
Provision for loan losses	330	120	885	480

Net interest income after provision for loan losses	3,458	3,528	13,522	13,655

Noninterest income:
Service fees	406	361	1,581	1,331
Mortgage banking	199	207	1,040	871
Investment and insurance sales commissions	157	121	460	592
Loss on write down of FNMA preferred stock	–	–	(991)	–
Increase in cash surrender value of life insurance	92	77	369	270
Other noninterest income	236	169	748	640

Total noninterest income	1,090	935	3,207	3,704

Noninterest expense:
Salaries and employee benefits	1,651	1,762	6,844	6,921
Occupancy and facilities	464	445	1,943	1,868
Data processing and other office operations	245	189	962	796
Advertising and promotion	85	118	336	367
FDIC insurance premiums	94	11	284	46
Other noninterest expenses	596	446	2,220	1,954

Total noninterest expense	3,135	2,971	12,589	11,952

Income before provision for income taxes	1,413	1,492	4,140	5,407
Provision for income taxes	354	180	839	1,267

Net income	$ 1,059	$ 1,312	$ 3,301	$ 4,140
Basic earnings per share	$ 0.69	$ 0.85	$ 2.14	$ 2.65
Diluted earnings per share	$ 0.69	$ 0.85	$ 2.13	$ 2.64

PSB Holdings, Inc.
Consolidated Balance Sheets
December 31, 2008 unaudited, December 31, 2007 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2008	2007
Assets

Cash and due from banks	$ 12,307	$ 18,895
Interest-bearing deposits and money market funds	865	2,232

Cash and cash equivalents	13,172	21,127

Securities available for sale (at fair value)	102,930	97,214
Loans held for sale	245	365
Loans receivable, net of allowance for loan losses	424,635	387,130
Accrued interest receivable	2,195	2,383
Foreclosed assets	521	653
Premises and equipment, net	10,929	11,082
Mortgage servicing rights, net	785	889
Federal Home Loan Bank stock (at cost)	3,250	3,017
Cash surrender value of bank-owned life insurance	9,969	8,728
Other assets	1,855	1,597

TOTAL ASSETS	$ 570,486	$ 534,185

Liabilities

Non-interest-bearing deposits	$ 54,233	$ 55,470
Interest-bearing deposits	373,568	346,536

Total deposits	427,801	402,006

Federal Home Loan Bank advances	65,000	57,000
Other borrowings	25,631	26,407
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,423	4,425

Total liabilities	519,506	497,570

Stockholders’ equity

Preferred stock – no par value:
Authorized – 30,000 shares; no shares issued or outstanding	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares	1,751
Issued – 1,887,179 shares; Outstanding – 1,544,982 shares		1,887
Additional paid-in capital	5,856	9,493
Retained earnings	36,328	34,081
Accumulated other comprehensive income	1,450	423
Treasury stock, at cost – 202,533 and 342,197 shares, respectively	(5,486)	(9,269)

Total stockholders’ equity	39,899	36,615

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 570,486	$ 534,185

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended December 31,
	2008			2007
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$420,808	$6,290	5.95%	$388,926	$6,961	7.10%
Taxable securities	64,196	820	5.08%	61,567	805	5.19%
Tax-exempt securities(2)	35,643	523	5.84%	33,115	491	5.88%
FHLB stock	3,250	–	0.00%	3,017	(14)	-1.84%
Other	3,012	21	2.77%	3,648	51	5.55%

Total(2)	526,909	7,654	5.78%	490,273	8,294	6.71%

Non-interest-earning assets:
Cash and due from banks	11,160			9,635
Premises and equipment, net	11,051			11,172
Cash surrender value insurance	9,917			8,099
Other assets	6,235			5,776
Allowance for loan losses	(5,340)			(4,857)

Total	$559,932			$520,098

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 90,394	$ 411	1.81%	$ 83,340	$ 606	2.88%
Money market deposits	71,118	307	1.72%	78,010	641	3.26%
Time deposits	205,685	1,967	3.80%	184,312	2,226	4.79%
FHLB borrowings	63,957	648	4.03%	56,728	645	4.51%
Other borrowings	24,028	202	3.34%	19,980	221	4.39%
Junior subordinated debentures	7,732	114	5.87%	7,732	114	5.85%

Total	462,914	3,649	3.14%	430,102	4,453	4.11%

Non-interest-bearing liabilities:
Demand deposits	53,659			49,486
Other liabilities	4,691			4,466
Stockholders’ equity	38,668			36,044

Total	$559,932			$520,098

Net interest income		$4,005			$3,841
Rate spread			2.64%			2.60%
Net yield on interest-earning assets			3.02%			3.11%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Year Ended December 31, 2008
	2008			2007
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$405,428	$25,233	6.22%	$384,265	$27,387	7.13%
Taxable securities	64,309	3,341	5.20%	52,149	2,665	5.11%
Tax-exempt securities(2)	35,509	2,070	5.83%	32,223	1,933	6.00%
FHLB stock	3,182	–	0.00%	3,017	50	1.66%
Other	3,925	109	2.78%	5,314	283	5.33%

Total(2)	512,353	30,753	6.00%	476,968	32,318	6.78%

Non-interest-earning assets:
Cash and due from banks	10,344			9,987
Premises and equipment, net	11,105			11,312
Cash surrender value insurance	9,368			7,020
Other assets	5,913			5,691
Allowance for loan losses	(5,088)			(4,706)

Total	$543,995			$506,272

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$89,191	$1,856	2.08%	$82,333	$2,475	3.01%
Money market deposits	71,382	1,576	2.21%	71,588	2,443	3.41%
Time deposits	194,958	8,170	4.19%	187,807	8,987	4.79%
FHLB borrowings	62,396	2,541	4.07%	55,337	2,490	4.50%
Other borrowings	25,023	903	3.61%	12,911	573	4.44%
Junior subordinated debentures	7,732	454	5.87%	7,732	454	5.87%

Total	450,682	15,500	3.44%	417,708	17,422	4.17%

Non-interest-bearing liabilities:
Demand deposits	50,633			49,162
Other liabilities	4,440			4,287
Stockholders’ equity	38,240			35,115

Total	$543,995			$506,272

Net interest income		$15,253			$14,896
Rate spread			2.56%			2.61%
Net yield on interest-earning assets			2.98%			3.12%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.